UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P. ALTIVA MANAGEMENT INC. BALAJI VENKATARAMAN VIRINDER NOHRIA LTE PARTNERS, LLC LTE MANAGEMENT, LLC MELKONIAN CAPITAL MANAGEMENT, LLC RYAN MELKONIAN TERENCE COOKE DEEPAK SARPANGAL
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”), has filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the election of certain directors of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”).

Item 1: On May 31, 2019, the Participating Stockholders issued the following Frequently Asked Questions to the Company’s stockholders:

Frequently Asked Questions (“FAQ”) on Velan Capital’s PGNX campaign

■	How do I vote my shares / how can I vote my shares with Velan?
—	Stockholders can vote by mail, Internet or telephone as indicated on the GREEN proxy card, which you should receive as noted below.
—	Even if you plan on attending the Annual Meeting in person, we strongly urge you to vote in advance by signing and dating the GREEN proxy card.
—	Reminder: if you mail in the card, it must be signed and dated.

■	What specifically should I mark on the GREEN proxy card?
—	Velan is recommending that stockholders vote:
▪	AGAINST the re-election of Peter J. Crowley (Chairman of the Board and Chairman of the Compensation Committee) and Michael D. Kishbauch (Chairman of the Nominating and Corporate Governance Committee)
▪	We make no recommendation on the remaining nominees
▪	However, Velan plans to vote its shares AGAINST Mark R. Baker
▪	We make no recommendation on the selection of EY as the Company’s independent registered public accounting firm (Proposal 2)
▪	We recommend voting AGAINST approving the compensation of the Company’s named executive officers (Proposal 3)

■	When will I receive the GREEN proxy card?
—	You should receive the GREEN proxy card along with other Velan proxy materials regarding PGNX by the end of May.

■	Who will send me the GREEN proxy card?
—	If you hold your shares with a bank or broker, the GREEN proxy card was mailed to your bank or brokers agent on or about May 28, 2019 and are being forwarded to you by your bank or broker.
—	If you hold your shares with a bank or broker, and did not receive or would like to receive a GREEN proxy card, please reach out to your bank or broker and ask them for a replacement GREEN proxy card. Alternatively, you can ask your bank or broker for a “GREEN DISSIDENT CARD control number” and vote via the internet at www.proxyvote.com.
—	If you are a registered stockholder, the GREEN proxy card was mailed to you by our proxy solicitor on May 28, 2019.
—	If you are a registered stockholder and did not receive or would like to receive a GREEN proxy card, please contact our proxy solicitor, Okapi Partners, at (888) 785-6673.

■	When is the Progenics Annual Meeting?
—	The Company’s 2019 Annual Meeting is scheduled to be held at the New York Marriott Downtown located at 85 West Street at Albany Street, New York, NY 10006, on Thursday, July 11, 2019 at 10:00 A.M. ET.

■	Why was Velan's nomination of director candidates invalidated?
—	Progenics invalidated Velan’s nomination on a mere technicality. The Company’s Bylaws require that only stockholders of record may nominate director candidates. On the date Velan submitted its nomination, it beneficially owned shares of Progenics in “street” name. While Velan is currently a stockholder of record of Progenics, it was not a stockholder of record on the date it submitted its nomination pursuant to the Company’s Bylaws.

■	What about the Company's white proxy card?
—	The best way to support our campaign is to vote the GREEN proxy card
—

In the event you never receive a GREEN proxy card, once the Company mails its white proxy card for the Annual Meeting, you can instead vote on the white proxy card by marking your selections as we have recommended (it will still be counted)

—	You will likely receive multiple white proxy cards; please recycle any materials you receive from the Company. Once you have voted the GREEN proxy card, you do not need to send back other proxy cards.

■	If I vote against the Company's proposed director nominees, what happens next?
—

If directors do not receive a majority of the shares voted in favor of their re-election, the Company’s director resignation policy will take effect. Pursuant to the policy, each director will have tendered a contingent resignation letter prior to the Annual Meeting, if he or she does not achieve the required vote, the Nominating & Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation. The decision will be made public within 90 days from the date of the certification of the vote results.

■	Progenics states that its “repeated efforts to engage meaningfully with Velan [were] rebuffed.” What is Velan’s response?
—	This is yet another disingenuous and misleading statement by the Company.
—	The “Background to the Solicitation” section in our proxy materials contains an accurate description of our engagement with the Company and includes more details than the Company’s filings, which we believe conveniently omit or recharacterize interactions.
—

The Company’s “repeated efforts” include only two private counter proposals to Velan. In its second counter proposal, the Board essentially repeated its original proposal, which we found to be wholly inadequate and did not accept or reflect any significant elements of Velan’s reasonable proposals, particularly as it relates to Board composition. The devil is in the details, and the details display the Board’s failure to engage in good faith negotiations.

—	These “efforts” apparently do not include the emails, letters, or phone calls Melissa Downs, the Company’s Associate Director, Investor Relations, or Peter Crowley neglected to return in a timely manner, if at all. Or, the missing follow-up from the Board following our first in-person meeting.

—	If the Company “duly considered” our candidates, why did its counsel reach out on multiple occasions asking if we wanted to cancel the interviews (due to the Company’s refusal to consider our good-faith nomination)?
—	Note the Company’s lack of engagement and response to our public press releases which identified business questions and concerns regarding lack of clarity. This silence and lack of material information is emblematic of our private interactions as well.
—	Additionally, we have heard of many similar experiences from other stockholders. If you have reached out to the Company, did you feel the response or engagement was appropriate?

■	What is Velan's plan if it succeeds in catalyzing Board change?
—	If our proxy solicitation results in any directors failing to receive a majority of the votes cast for his election, then we believe it would clearly be inappropriate for any such director to continue to serve on the Board. We believe the failure of the Board to accept any such tendered resignations that may result from the Annual Meeting would be an egregious violation of proper corporate governance, and in direct opposition to a clear stockholder directive.
—	Aside from the removal of certain existing directors, we would likely also encourage the Company to respect the message sent by stockholders by adding new directors, which we believe should include a portion of the candidates submitted in Velan’s attempted nomination.
—	If Velan were to join the Board, we would work to make the following changes to help reverse the troubling status quo:
▪	Governance
➢	Instill culture of accountability, alignment, and analytical rigor
➢	Complete review of management team within weeks; implement upgrades where necessary

➢	Establish performance-based incentive plans, stock ownership requirements
▪	Investor Relations
➢	Engage with key investors and analysts, respond to stockholder concerns
➢	Work with management to provide better transparency on operational progress, FDA discussions, and financial guidance
▪	Operational Performance
➢	More frequent and extensive involvement with team and strategic decisions
➢	Intense focus on efficient execution of AZEDRA commercialization and pipeline development (particularly for 1095)
➢	Improve KOL outreach and incorporation of feedback
➢	Pursue extensions of intellectual property / IP longevity
▪	Capital Allocation and Financial Management
➢	Review and optimize budget (expense discipline and structure)
➢	Reprioritize investments from non-core activities (AI, 1404, other)
➢	Explore non-dilutive financing alternatives, including creative credit, M&A and business development options

■	Who is Velan Capital?
—	We are active investors that strive to cultivate attractive outcomes by working with management teams and board directors to support growth and build successful businesses.
—	We focus on undervalued companies, primarily in the healthcare sector, and bring particular expertise in the specialty pharmaceutical industry.
—	We have founded, built and sold 4 different specialty pharma companies focused on rare diseases, GI, Women’s Health, Pediatric and Dermatology among some of the therapeutic areas. All of these companies were profitable, fast growing with strong development pipelines at the time of exit.
—	The companies in which our principals have invested or operated have resulted in successful exits aggregating several billions of dollars in returns for investors.
—	Further information regarding Velan is available at www.velancapital.com.

■	Where can I find additional information / who can I contact?
—	You can find additional information on our website: www.SavePGNX.com or by contacting our proxy solicitor, Okapi Partners, at 888-785-6673 or by email at info@okapipartners.com.
—	Please be on the lookout for incremental information that we may issue via press releases, SEC filings, and/or posted on our website. We appreciate your potential support and believe that together, we can save PGNX.

Item 2: On May 31, 2019, the following material was posted by the Participating Stockholders to www.SavePGNX.com:

SAVE Progenics

ABOUT VELAN CAPITAL | STOCKHOLDER MATERIALS | HOW TO VOTE | CONTACT

Stockholder Materials

Important Stockholder Materials Regarding Progenics Pharmaceuticals

May 31st, 2019

FAQ Responses - Velan.pdf

May 22, 2019

Press Release - Velan Files Definitive Proxy Materials 5-22-19.pdf

May 22, 2019

Velan Letter to Progenics Stockholders - May 22.pdf

May 21, 2019

Velan Capital Definitive Proxy Statement.pdf

May 21, 2019

Velan Capital Proxy Card.pdf

May 13, 2019

Press Release - Velan Evaluates Q1 2019 Earnings Disclosure & Implores for Transparency.pdf

May 8, 2019

Press Release - Velan Calls for Increased Transparency During Q1 2019 Earnings Call & Files Preliminary Proxy Materials.pdf

May 6, 2019

Press Release - Velan Delivers Letter to Progenics Board Outlining Troubling Track Record and Intent to Hold Directors Accountable.pdf

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